Exhibit 11

                FINGERHUT COMPANIES, INC. AND SUBSIDIARIES
                     Computation of Earnings Per Share
             (In thousands of dollars, except per share data)
                                 Unaudited



                              Thirteen Weeks Ended      Twenty-six Weeks Ended
                              June 28,     June 30,     June 28,     June 30,
                                1996         1995         1996         1995
Primary

    Net earnings (a)         $    2,145   $    5,794   $       94   $   11,978
                             ==========   ==========   ==========   ==========
    Weighted average shares
     of common stock
     outstanding             46,334,885   45,797,745   46,246,928   45,748,650

    Common stock equivalents  2,485,660    2,388,664    2,456,854    2,572,779
                             ----------   ----------   ----------   ----------
    Weighted average shares of
     common stock and common
     stock equivalents       48,820,545   48,186,409   48,703,782   48,321,429
                             ==========   ==========   ==========   ==========
    Primary earnings per share
     of common stock and common
     stock equivalents (a/b) $      .04   $      .12   $      .00   $      .25
                             ==========   ==========   ==========   ==========
Fully diluted

    Net earnings (c)         $    2,145   $    5,794   $       94   $   11,978
    Weighted average shares  ==========   ==========   ==========   ==========
     of common stock
     outstanding             46,334,885   45,797,745   46,246,928   45,748,650
    Common stock
     equivalents              2,810,177    2,473,542    2,705,618    2,777,403
                             ----------   ----------   ----------   ----------
    Weighted average shares of
     common stock and common
     stock equivalents (d)   49,145,062   48,271,287   48,952,546   48,526,053
                             ==========   ==========   ==========   ==========
    Fully diluted earnings per
     share of common stock and
     common stock equivalents
     (c/d)                   $      .04   $      .12   $      .00   $      .25
                             ==========   ==========   ==========   ==========

Common stock equivalents for primary earnings per share are computed by the treasury stock method using the average market price.

Common stock equivalents for quarterly fully diluted earnings per share are computed by the treasury stock method using the ending market price, average market price for the last month or the average of the fully diluted monthly amounts used in the quarter, whichever is higher.

Common stock equivalents for year-to-date fully diluted earnings per share are computed by the treasury stock method using the ending market price or the average of the fully diluted monthly amounts used in the period, which ever is higher.